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WINDMERE(R)

WINDMERE CORPORATION
5980 MIAMI LAKES DRIVE, MIAMI LAKES, FL 33014-2467

PHONE: (305) 362-2611

FAX: (305) 364-0635


F O R  I M M E D I A T E  R E L E A S E


                CONTACT:  Cindy Solovei
                          Assistant Vice President--Finance
                          Windmere-Durable Holdings
                          (305) 362-2611
                          or
                          Bill Rue, Senior Vice President
                          and Chief Operating Officer
                          Salton/Maxim Housewares
                          (847) 803-4600


         WINDMERE-DURABLE HOLDINGS AND SALTON/MAXIM HOUSEWARES COMPLETE

                        FORMATION OF STRATEGIC ALLIANCE



   WINDMERE-DURABLE HOLDINGS ACQUIRES 50% INTEREST IN SALTON/MAXIM HOUSEWARES

Miami Lakes, Florida and Mount Prospect, Illinois (July 11, 1996)--Windmere-Durable Holdings, Inc., (NYSE:WND) and Salton/Maxim Housewares Inc. (Nasdaq:SALT) today announced that Windmere-Durable has completed its acquisition of 50% of Salton/Maxim, following yesterday's approval of the transaction by Salton/Maxim's shareholders. Salton/Maxim issued approximately
6.5 million shares of its common stock to Windmere-Durable in exchange for 748,112 shares of Windmere-Durable common stock, a $10.8 million note, and a cash payment of $3.2 million. The transaction was originally announced on February 28, 1996.

David M. Friedson, Windmere-Durable's Chairman, President and Chief Executive Officer, stated, "Consummation of this purchase brings us a step closer to building a larger presence in consumer products and establishing a well recognized brand, with the White-Westinghouse(R) name licensed by Salton/Maxim earlier this year. We are joining forces with an organization whose strengths in marketing and distribution will both complement and maximize our own capabilities."

Leonhard Dreimann, Chief Executive Officer of Salton/Maxim, stated, "We are very pleased to be allied with Windmere-Durable Holdings. Today's transaction is the first step in building a closer relationship between our companies. We look forward to working with Windmere-Durable's people on mutually rewarding business development."

Salton/Maxim Housewares, headquartered in Mount Prospect, Illinois, designs and markets small kitchen appliances and beauty care products under the Salton(R), Maxim(R), Salton CreationsTM, Salton TimeTM, and White-Westinghouse(R) brand names. The Company's products also include the BreadmanTM and JuicemanTM product lines.

Windmere-Durable Holdings, Inc., is a diversified manufacturer and distributor of a broad range of consumer products, including personal care products for the home and professional salons, kitchen electric appliances, and consumer electronics. The Company also markets the Litter MaidTM computerized, infrared, automatic self-cleaning cat litter box.